Exhibit 8.1

August 6, 2015	Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, Texas 75201-2784
United States
Tesoro Logistics LP
19100 Ridgewood Parkway	Tel +1 214 855 8000
San Antonio, Texas 78259	Fax +1 214 855 8200
nortonrosefulbright.com

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Tesoro Logistics LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation of the discussion (the “Discussion”) set forth under the caption “Material Federal Income Tax Consequences” in the Prospectus dated on or about the date hereof (the “Prospectus”), forming part of the Registration Statement on Form S-3 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), pertaining to the registration of up to $750,000,000 aggregate offering price of common units representing limited partner interest in the Partnership.

Subject to the assumptions, qualifications, and limitations set forth in the Discussion, we hereby confirm that all statements as to matters of U.S. federal income tax law and of legal conclusions with respect thereto contained in the Discussion reflect the opinion of Norton Rose Fulbright US LLP with respect to the matters set forth therein as of the date of the Registration Statement.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Registration Statement, (ii) the Prospectus, (iii) certain other filings made by the Partnership with the Commission, (iv) certain representations made by the Partnership as to factual matters through a certificate of an officer of the Partnership’s general partner, and (v) other information provided to us by the Partnership and the general partner of the Partnership.

No opinion is expressed as to any matter not discussed in the Discussion. We are opining herein only as to the federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Norton Rose Fulbright US LLP is a limited liability partnership registered under the laws of Texas.

Norton Rose Fulbright US LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP, Norton Rose Fulbright South Africa Inc. are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss Verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.

Tesoro Logistics LP August 6, 2015 Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Material Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP